As filed with the Securities and Exchange Commission on September 8, 2005
                                           Registration No. 333-_________
==============================================================================


                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                            _________________

                                 FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                            _________________


                        Willow Grove Bancorp, Inc.
______________________________________________________________________________
          (Exact Name of Registrant as Specified in Its Charter)


                               Pennsylvania
______________________________________________________________________________
      (State or Other Jurisdiction of Incorporation or Organization)


                                80-0034942
______________________________________________________________________________
                   (I.R.S. Employer Identification No.)


Welsh and Norristown Roads
Maple Glen, Pennsylvania                                            19002
______________________________________________________________________________
(Address of Principal Executive Offices)                         (Zip Code)


  Options to purchase Common Stock of the Registrant issued by the Registrant pursuant to an Agreement and Plan of Merger, dated as of January 20, 2005, between the Registrant and Chester Valley Bancorp Inc. ("Chester Valley") (the "Agreement"), upon conversion of outstanding options to purchase common stock of Chester Valley issued by Chester Valley under the Chester Valley Bancorp Inc. 1993 Stock Option Plan, as amended and the Chester Valley Bancorp Inc.
                    1997 Stock Option Plan, as amended
______________________________________________________________________________
                        (Full Title of the Plans)


                                          Copies to:
Donna M. Coughey                          Hugh T. Wilkinson, Esq.
President and Chief Executive Officer     Eric M. Marion, Esq.
Willow Grove Bancorp, Inc.                Elias, Matz, Tiernan & Herrick L.L.P.
Welsh and Norristown Roads                734 15th Street, N.W.
Maple Glen, Pennsylvania 19002            Washington, D.C. 20005
(215) 646-5405                            (202) 347-0300
______________________________________________________________________________
       (Name, Address and Telephone Number of Agent For Service)


                       CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
 Title of Each
   Class of                         Proposed         Proposed
  Securities        Amount           Maximum          Maximum       Amount of
    to be           to be         Offering Price     Aggregate    Registration
  Registered     Registered (1)     Per Share      Offering Price       Fee
______________________________________________________________________________

Common Stock,
par value $.01
per share       374,793 shares (2)  $10.33 (3)     $3,871,611.69     $455.69

________________

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock, par value $.01 per share ("Common Stock"), of Willow Grove Bancorp, Inc., a Pennsylvania corporation (the "Company" or the "Registrant"), registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2) Represents the number of shares of Common Stock of the Company reserved for issuance as a result of the conversion of options to purchase common stock of Chester Valley, into options to purchase Common Stock of the Company pursuant to an Agreement and Plan of Merger, dated as of January 20, 2005, between the Company and Chester Valley (the "Agreement").

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options, as converted, to purchase shares of Common Stock.

                         __________________________

     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

                                  PART I

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual
               Information.*

________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I on Form S-8.

                                  PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

     The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (file No. 000-49706) filed with the Commission on September 13, 2004;

          (b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above;

          (c) The description of the Common Stock of the Company contained in Item 1, "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A as filed on March 25, 2002 (File No. 000-49706); and

          (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

     Not applicable because the Company's Common Stock is registered under
Section 12 of the Exchange Act.

Item 5.        Interests of Named Experts and Counsel.

     Not applicable to this Registration Statement.

Item 6.        Indemnification of Directors and Officers.

     Article VI of the Registrant's Bylaws provides as follows:

     6.1 Indemnification in Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding.

     6.2 Indemnification in Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action or suit.

     6.3 Procedure for Effecting Indemnification. Indemnification under Sections 6.1 or 6.2 shall be automatic and shall not require any determination that indemnification is proper, except that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court in which the action was brought or by any other appropriate court to have constituted willful misconduct or recklessness.

     6.4 Advancing Expenses. Expenses incurred by a person who may be indemnified under Section 6.1 or 6.2 shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

     6.5  Indemnification of Employees, Agents and Other Representatives.
The Corporation may, at the discretion and the extent determined by the Board of Directors of the Corporation, (i) indemnify any person who neither is nor was a director or officer of the Corporation but who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether brought by or in the right of the Corporation), by reason of the fact that the person is or was an employee, agent or other representative of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding and (ii) pay such expenses in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking of the kind described in Section 6.4.

     6.6 Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     6.7 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

     6.8 Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

     6.9 Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

     6.10 Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

     6.11 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

     If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

     Willow Grove maintains directors' and officers' liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of Willow Grove and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such. The policy contains various reporting requirements and exclusions.

     The Federal Deposit Insurance Act (the "FDI Act") provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.        Exemption from Registration Claimed.

     Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.        Exhibits.

     (a) The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):


      No.      Description of Exhibit
      -----    -------------------------------------

      2.0 Agreement and Plan of Merger, dated January 20, 2005, by and between Willow Grove Bancorp, Inc. and Chester Valley Bancorp Inc.(1)

      4.0      Common Stock Certificate (2)

      5.0 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the Common Stock

      10.1 Chester Valley Bancorp Inc. 1993 Stock Option Plan, as amended (3)

      10.2 Chester Valley Bancorp Inc. 1997 Stock Option Plan, as amended (4)

      23.1     Consent of Elias, Matz, Tiernan & Herrick L.L.P.
                (contained in the opinion included as Exhibit 5.0)

      No.      Description of Exhibit
      -----    -------------------------------------

      23.2     Consent of KPMG LLP


      24.0 Power of attorney for any subsequent amendments is located in the signature pages

_______________
(1) Incorporated by reference from the Company's Current Report on Form 8-K/A, filed with the Commission on January 26, 2005.

(2) Incorporated by reference from the Company's Registration Statement on Form S-1 (Commission File No. 333-75106) filed with the Commission on December 14, 2001, as amended.

(3) Incorporated by reference from Chester Valley's Registration Statement on Form S-4/A (Commission File No. 333-50077) filed with the Commission on April 28, 1998.

(4) Incorporated by reference from Chester Valley's Registration Statement on Form S-8 filed with the Commission on January 19, 2001 (File No. 333-54020).

Item 9.        Undertakings.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Maple Glen, Commonwealth of Pennsylvania, on this 8th day of September 2005.

                         Willow Grove Bancorp, Inc.

                              /s/ Donna M. Coughey
                         By:  __________________________________________
                              Donna M. Coughey
                              President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Donna M. Coughey his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


         Name                        Title                        Date
-------------------------     -----------------------     -------------------



/s/ Donna M. Coughey          President and Chief          September 8, 2005
_________________________     Executive Officer
Donna M. Coughey



/s/ Joseph T. Crowley         Chief Financial Officer      September 8, 2005
_________________________
Joseph T. Crowley



/s/ Madeleine Wing Adler      Director                     September 8, 2005
_________________________
Madeleine Wing Adler



                              Director                     September _, 2005
_________________________
John J. Cunningham, III



                              Director                     September _, 2005
_________________________
Gerard F. Griesser



/s/ Lewis W. Hull             Director                     September 7, 2005
_________________________
Lewis W. Hull



         Name                        Title                        Date
-------------------------     -----------------------     -------------------


                              Director                     September _, 2005
_________________________
Charles F. Kremp, 3rd




/s/ William W. Langan         Director                     September 6, 2005
_________________________
William W. Langan



/s/ Rosemary C. Loring        Chairman of the Board        September 6, 2005
_________________________
Rosemary C. Loring, Esq.



/s/ Frederick A. Marcell Jr.  Director                     September 7, 2005
_________________________
Frederick A. Marcell Jr.



/s/ Robert J. McCormack       Director                     September 8, 2005
_________________________
Robert J. McCormack




                              Director                     September _, 2005
_________________________
James E. McErlane




/s/ A. Brent O'Brien          Director                     September 8, 2005
_________________________
A. Brent O'Brien




/s/ Samuel H. Ramsey, III     Director                     September 7, 2005
_________________________
Samuel H. Ramsey, III




/s/ Thomas J. Sukay           Director                     September 8, 2005
_________________________
Thomas J. Sukay




                              Director                     September _, 2005
_________________________
Emory S. Todd




/s/ William B. Weihenmayer    Director                     September 6, 2005
_________________________
William B. Weihenmayer


         Name                        Title                        Date
-------------------------     -----------------------     -------------------




/s/ William M. Wright         Director                     September 7, 2005
_________________________
William M. Wright